Exhibit 10.01(b)

NORDSON CORPORATION
AMENDED AND RESTATED 2005 SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
[Defined Benefit]

Nordson Corporation hereby establishes, effective as of January 1, 2009, the Nordson Corporation Amended and Restated 2005 Supplemental Executive Retirement Plan [Defined Benefit] (“Plan”) to supplement the pension benefits of certain salaried employees designated by the Compensation Committee of the Board of Directors or its designee eligible to participate in the Plan in accordance with the terms hereof, as permitted by Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”), with respect to compensation earned for services performed by such employees for the Company or an Employer or vested after December 31, 2004. The Nordson Corporation Excess Defined Benefit Pension Plan established effective as of November 1, 1985 (the “1985 Plan”) supplements the pension benefits of such employees with respect to compensation earned for services performed for the Company or an Employer and vested before January 1, 2005. No provisions of this Plan shall alter, affect, or amend any provisions of the 1985 Plan applicable to compensation earned, deferred, and vested on or before December 31, 2004.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

(a) The term “Beneficiary” shall mean one or more persons, trusts, estates or other entities designated in accordance with Article VII, that are entitled to receive excess pension benefits under this Plan upon the death of the Employee.

(b) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(c) The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, or its designee.

(d) The term “Company” shall mean Nordson Corporation, an Ohio corporation, its corporate successors, the surviving corporation resulting from any merger of the Company with any other corporation or corporations and any successor to all or substantially all of the Company’s assets or business.

(e) The term “Employee” shall mean any person employed by an Employer on a salaried basis who is designated by the Committee to participate in the Plan.

(f) The term “Employer(s)” shall mean the Company and any of its subsidiaries (now in existence of hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a sponsor.

(g) The term “Plan” shall mean the excess defined benefit pension plan as set forth herein, together with all amendments hereto, which Plan shall be called the “Nordson Corporation 2005 Defined Benefit Supplemental Executive Retirement Plan.”

(h) The term “Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, provided that in applying Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Employee’s Employer and the Employee reasonably anticipate that the level of bona fide services the Employee will perform for the Employers (whether as an Employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Employee for the Employers (whether as an Employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services performed for the Employer if the Employee has been providing services for the Employers for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Treasury Regulations) whether an Employee who would otherwise experience a Separation from Service with the Company and the Employers as part of the disposition of assets will be considered to experience a Separation from Service for purposes of Section 1.409A-1(h) of the Treasury Regulations.

(i) The term “Salaried Pension Plan” shall mean the Nordson Corporation Salaried Employees Pension Plan in effect on the date of an employee’s retirement, death, or Separation from Service.

1.2 Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Salaried Pension Plan, unless a different meaning is clearly required by the context.

ARTICLE II

EXCESS PENSION BENEFIT

2.1 Eligibility. An Employee shall become eligible for an excess pension benefit under the Plan on the date the Employee’s benefit under the Salaried Pension Plan is first limited by Section 415 or Section 401(a)(17) of the Code.

2.2 Amount. Subject to the provisions of Article III and completion of the vesting requirement specified in Section 2.3, if applicable, the monthly excess pension benefit payable to an Employee or Beneficiary shall be such an amount which, when added to the sum of the monthly pension payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person plus the monthly benefit payable under the 1985 Plan to such person, equals the monthly pension benefit that would have been payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person if the limitations of Section 415 and Section 401(a)(17) of the Code were not in effect and taking into consideration such other terms as agreed to between the Company and the Employee solely for purposes of determining the amount of the excess pension benefit such as, but not limited to, additional years of service, additional final average pay, early eligibility for unreduced excess pension benefits and offset for frozen accrued benefits from prior employers.

2.3 Vesting Requirement. Each Employee who first becomes entitled to an excess pension benefit hereunder prior to January 1, 2009 shall at all times be 100% vested in such excess pension benefit. Each Employee who first becomes entitled to an excess pension benefit on or after January 1, 2009 shall become 100% vested in such excess pension benefit upon the earliest of (a) the date that is 13 months after the date the Employee’s benefit under the Salaried Pension Plan is first limited by Section 415 or Section 401(a)(17) of the Code or (b) the date of the Employee’s Death.

2.4 Form of Payment. To the extent permitted by Section 409A of the Code and Section 1.409A-2(a)(5) of the Treasury Regulations, within 30 days following the date an Employee’s benefit under the Salaried Pension Plan is first limited by Section 415 or Section 401(a)(17) of the Code, the Employee may elect for excess pension benefits under this Plan to be paid in the form of (a) a single lump sum or (b) a single life annuity. In the event that the vesting requirement of Section 2.3 is accelerated for an Employee on account of death, any election made by such Employee under this Section 2.4 shall be disregarded. Further, for purposes of any Employee who elects for excess pension benefits under the Plan to be paid in the form of a single life annuity, prior to Separation from Service, such Employee may elect to convert his excess pension benefit to any of the actuarially equivalent forms of annuity offered under the Salaried Pension Plan. If an Employee fails to make an election as to the form of payment or if an Employee’s election as to the form of payment is invalid for any reason, the Employee shall be deemed to have elected to receive his or her excess pension benefit in the form of a single lump sum payment.

2.5 Change in Form of Payment. In addition to the initial payment election specified in Section 2.4 or any transition election specified in Section 6.12, to the extent permitted by Section 409A of the Code, an Employee may make changes to the form of payment at any time up to 12 months before the date of the first scheduled payment; provided, however, that (a) any such election shall not be effective for at least 12 months following the date made; and (b) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay in payment or commencement of payment under Section 2.6 on account of an Employee’s status as a Specified Employee and any other delay in payment or commencement of payment on account of an Employee’s previous payment election change made on or after January 1, 2009).

2.6 Payments. All payments under the Plan to an Employee or Beneficiary shall be made by the Company from its general assets. Payment shall be made or shall commence on the first day of the month following the month in which the Employee’s Separation from Service occurs; provided, however that the excess pension benefit of a Specified Employee of the Company shall not be paid or commence to be paid until the date that is six months following the date of such Specified Employee’s Separation from Service. On the date the payment is actually made or payments actually commence, the Specified Employee will receive payment of all amounts that would have otherwise been paid during the six month delay but for the application of this Section 2.6 increased by interest at the 10 year Treasury rate in effect on the date of the Specified Employee’s Separation from Service. For purposes of this Section 2.6, Specified Employees shall be determined in accordance with the Nordson Corporation Policy for Determining Specified Employees.

ARTICLE III

OPTIONAL METHODS OF PAYMENT

3.1 Payment of the excess pension benefit to an Employee or Beneficiary shall be made in accordance with the Employee’s election under Section 2.4 and if applicable Section 2.5. The amount of the excess pension benefit payable to an Employee or Beneficiary shall be reduced to reflect reduction for early commencement or for selection of an optional form of payment in accordance with the applicable terms of the Salaried Pension Plan. In making the determination and reductions provided for in this Article III, the Company may rely upon calculations made by the independent actuaries for the Salaried Pension Plan, who shall apply the assumptions then in use in connection with the Salaried Pension Plan. For purposes of calculating any Lump Sum payment under this Plan, the following actuarial assumptions shall be used: The mortality assumption shall be the Internal Revenue Service Single Life Table under Section 1.401(a)(9)-9 of the Treasury Regulations and the interest rate assumption shall be the average 30 Year Treasury Security Rate published in the Internal Revenue Bulletin for the month prior to the month in which the Participant’s Separation from Service occurs.

3.2 Small Benefit Cash-Out. Notwithstanding the provisions of Section 3.1, with respect to any Employee’s excess pension benefit under the Plan that would otherwise be paid as an annuity under Section 3.1, if the aggregate actuarial value of all remaining excess pension benefits payable to an Employee under the Plan and any other nonqualified deferred compensation arrangement that is aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the excess retirement benefit under the Plan in a single lump sum; provided, however, that payment of an excess pension benefit to any Specified Employee as defined in Section 2.6 will be made in accordance with the portions of Section 2.6 applicable to Specified Employees.

ARTICLE III-A

SURVIVOR BENEFITS

3A.1 Death before Separation From Service. (a) If an Employee dies before a Separation from Service and a benefit is payable to the Employee’s surviving spouse under the Salaried Pension Plan, the Employee’s surviving spouse shall be eligible for an excess pension benefit under this Section 3A.1. The survivor benefit payable to an Employee’s surviving spouse under this Section 3A.1 shall equal the amount which, when added to the sum of the monthly pension payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to the surviving spouse plus the monthly benefit payable under the 1985 Plan to the surviving spouse, equals the monthly pension benefit that would have been payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to the surviving spouse if the limitations of Section 415 and Section 401(a)(17) of the Code were not in effect and taking into consideration such other terms as agreed to between the Company and the Employee solely for purposes of determining the amount of the excess pension benefit such as, but not limited to, additional years of service, additional final average pay, early eligibility for unreduced excess pension benefits and offset for frozen accrued benefits from prior employers.

(b) The survivor benefit payable under this Section 3A.1 shall be paid to the Employee’s surviving spouse in the form of a joint and fifty percent survivor annuity commencing on the first day of the month following the date of the Employee’s death, or if later, on the first day of the month following the month in which the Employee would have attained age 55 (calculated as if the Employee had a Separation from Service on the day before the date of his death and (i) if the Employee has already attained age 55 as of the date of his death, commenced payment on the date of his death and died immediately after his receipt of such first payment or (ii) if the Employee has not already attained age 55 as of the date of his death, commenced payment on the date of his 55th birthday and died immediately after his receipt of such firm payment); provided, however, that if the aggregate value of all remaining surviving spouse benefits payable to the Employee’s surviving spouse under the Plan and any other nonqualified deferred compensation arrangement that is aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the excess retirement benefit under the Plan in a single lump sum.

3A.2 Death After Separation from Service. If an Employee dies after Separation from Service a benefit will only be payable to the Employee’s surviving spouse or Beneficiary if the form of payment elected by the Employee requires benefits to continue to the Employee’s surviving spouse or Beneficiary following the death of the Employee.

ARTICLE IV

ADMINISTRATION

4.1 Committee Duties. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) approve for participation employees who are recommended for participation by the president and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing this Plan, (iii) interpret the terms and provisions of this Plan, and (iv) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members. The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause this Plan or any awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3, or, if applicable, to meet the requirements of the regulations under Section 162(m) of the Code.

4.2 Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control (as such term is defined in the Nordson Corporation 2005 Deferred Compensation Plan Effective January 1, 2005 (As Amended and Restated Effective January 1, 2009)). Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s then highest ranking officer (the “Ex-Chief Executive Officer”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan including, but not limited to benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the excess pension benefits of the Participants, the date of circumstances of the retirement, disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Ex-Chief Executive Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

4.3 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

4.4 Binding Effect of Decisions. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.

4.5 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

4.6 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the retirement, disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE V

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors. Any such termination of the Plan shall be in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations or as otherwise may be permitted by future Regulations or other guidance under Section 409A of the Code. No such action shall adversely affect any Employee or Beneficiary who is receiving excess pension benefits under the Plan, unless an equivalent benefit is provided under the Salaried Pension Plan or another plan sponsored by the Company and such equivalent benefit is payable at the same time and in the same form as the excess pension benefit otherwise payable from this Plan. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Section 409A of the Code, in accordance with such guidance.

ARTICLE VI

MISCELLANEOUS

6.1 Non-Alienation of Retirement Rights or Benefits. Except in the case of a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code, Employees or Beneficiaries are not permitted to assign, transfer, alienate or otherwise encumber the right to receive payments under the Plan. Except in the case of a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code, any attempt to do so or to permit the payments to be subject to garnishment, attachment or levy of any kind will permit the Company to make payments directly to and for the benefit of the Employee, Beneficiary or any other person. Each such payment may be made without the intervention of a guardian. The receipt of the payee shall constitute a complete acquittance to the Company with respect to any payments, and the Company shall have no responsibility for the proper application of any payment.

6.2 Incapacity. The Company shall be permitted to make payments in the same manner as provided for in Section 6.1 if in the judgment of the Company, an Employee or Beneficiary is incapable of attending to his financial affairs.

6.3 Plan Non-Contractual. This Plan shall not be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, nor shall it be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been established.

6.4 Interest of Employee. The obligation of the Company under the Plan to provide an Employee or Beneficiary with an excess pension benefit merely constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

6.5 Controlling Status. No Employee or Beneficiary shall be eligible for a benefit under the Plan unless such Employee is an Employee on the date of his retirement, death, or Separation from Service.

6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

6.7 No Competition. The right of any Employee or Beneficiary to an excess pension benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event the Employee or Beneficiary at any time subsequent to the effective date hereof:

(i) wrongfully discloses any secret process or trade secret of the Company or any of its subsidiaries, or

(ii) becomes involved directly or indirectly as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the two-year period following his Separation from Service, the Company’s Board of Directors determines to be competitive with the Company.

6.8 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted therefrom.

6.9 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio to the extent not preempted by ERISA.

6.10 Permissible Accelerations. Notwithstanding any other provision of the Plan to the contrary, in accordance with Section 1.409A-3(j)(4) of the Treasury Regulations, the Company may, in its sole discretion, cause payments to or on behalf of an Employee to be accelerated (i) to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code, (ii) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, (iii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Employee or Beneficiary to participate in activities in the normal course of his or her position in which an Employee or Beneficiary would otherwise not be able to participate under an applicable rule); (iv) to pay FICA taxes on any amounts deferred under the Plan and any state, local or foreign income tax withholding related to such FICA tax, (v) at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations thereunder; provided however that the amount of the accelerated payment may not exceed the amount required to be included as a result of the failure to comply with Section 409A of the Code and the Treasury Regulations thereunder; (vi) where the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations; (vii) to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to the amount deferred under the Plan before the amount is paid or made available to the Employee or Beneficiary; provided such payment may not exceed the amount of such taxes due as a result of participation in the Plan; (viii) as satisfaction of a debt of the Employee to the Company in accordance with Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations and (ix) where such payment occurs as a part of a settlement between the Employee or Beneficiary and the Company of an arm’s length, bona fide dispute as to the Employee’s or Beneficiaries right to the deferred amount.

6.11 Compliance with Section 409A of the Code. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code, for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan to the contrary, no benefit shall be paid under the Plan in a manner that would result in the taxation of any amount under Section 409A of the Code.

6.12 Transition Elections. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transition rules issued under Section 409A of the Code, through such dates as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, Employees have been permitted to make one or more elections as to the time and form of payment of their excess pension benefit under the Plan, provided that (a) any such elections made during 2005 were only available for amounts that were payable after the 2005 calendar year and could not accelerate any payments into the 2005 calendar year, (b) any such elections made during 2006 were only available for amounts that were payable after the 2006 calendar year and could not accelerate any payments into the 2006 calendar year, (c) any such elections made during 2007 were only available for amounts that were payable after the 2007 calendar year and could not accelerate any payments into the 2007 calendar year, and (d) any such elections made during 2008 were only available for amounts that were payable after the 2008 calendar year and could not accelerate any payments into the 2008 calendar year.

ARTICLE VII
BENEFICIARY DESIGNATION

7.1 Beneficiary. Each Employee shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of an Employee. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Employee participates.

7.2 Beneficiary Designation; Change; Spousal Consent. An Employee shall designate his or her Beneficiary by completing and signing a beneficiary designation form, and returning it to the Committee or its designated agent. An Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. If an Employee names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Employee’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last beneficiary designation form filed by the Employee and accepted by the Committee prior to his or her death.

7.3 Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

7.4 No Beneficiary Designation. If an Employee fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Employee or die prior to complete distribution of the Employee’s benefits, then the Employee’s designated Beneficiary shall be deemed to be his or her surviving spouse. In the event of the death of the Employee and all of the Employee’s Beneficiaries prior to payment in full of the Employee’s excess pension benefit, any remaining excess pension benefit shall be paid to the estate of the last to die of the Employee and the Employee’s Beneficiaries.

7.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employee’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Employee.

ARTICLE VIII

CLAIMS PROCEDURES

8.1 Presentation of Claim. Any Employee or Beneficiary of a deceased Employee (such Employee or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 8.3 below.

8.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents; and/or

(b) may submit written comments or other documents.

8.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

8.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article VIII is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

EXECUTED this      day of      , 2008.

NORDSON CORPORATION
By:
Title: